CUSIP NO. 92839U206, 92839U205

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that this Amendment No. 1 to Schedule 13G with respect to the Common Stock, par value $0.01 per share, of Visteon Corporation, dated as of February 14, 2011, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date: February 14, 2011	STARK OFFSHORE MANAGEMENT LLC

By:	/s/ Michael A. Roth
Michael A. Roth
Managing Member

Date: February 14, 2011	STARK CRITERION MANAGEMENT LLC

By:	/s/ Michael A. Roth
Michael A. Roth
Managing Member